EXHIBIT H

                       FORM OF NOTICE OF PROPOSED TRANSACTIONS

          SECURITIES AND EXCHANGE COMMISSION

          (Release No. 35-     )
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          Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

          January   , 1999
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               Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

               Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their
          views in writing by                    , 1999 to the Secretary,
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          Securities and Exchange Commission, Washington, D.C. 20549, and
          serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or
          order issued in the matter.  After              , 1999, the
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          application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.
                            *    *     *     *     *    *

          AMEREN CORPORATION, et al.         (70-9133)
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               Ameren Corporation ("Ameren") is a registered holding
          company under the Act whose principal business address is at 1901 Chouteau Avenue, St. Louis, Missouri 63103.<F1> Ameren's wholly-owned public-utility subsidiaries are Union Electric Company ("Union Electric") and Central Illinois Public Service Company ("CIPS," and, with Union Electric, the "Operating


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          <F1> See Ameren Corporation, et al., Holding Company Act Release
          No. 26809 (December 30, 1997).

          Companies").<F2> Ameren's non-utility subsidiaries include Ameren Development Company ("Ameren Development"), which engages directly and indirectly through other subsidiaries, including Ameren ERC, Inc., in various energy-related businesses; Ameren Energy, Inc., which engages in brokering and marketing of energy commodities and services; Union Electric Development Corporation, a subsidiary of Union Electric that is engaged directly and through other subsidiaries in various energy-related and non-utility businesses; CIPSCO Investment Company, a subsidiary of CIPS that manages various non-utility investments for CIPS; and Ameren Energy Communications, Inc., an "exempt telecommunications company" within the meaning of Section 34 of the Act.

               By order dated March 13, 1998 (the "Financing Order"),<F3> the Commission authorized Ameren to issue and sell common stock and other securities from time to time through February 27, 2003 (the "Authorization Period") in order to fund investments in subsidiaries, to repay, redeem or retire securities of Ameren or its subsidiaries, to provide working capital, and for other corporate purposes. Under the Financing Order, Ameren is also authorized to guarantee and provide other forms of credit support in respect of the obligations of its existing and future non-utility subsidiaries in an aggregate principal amount not to exceed $300 million outstanding at any one time.

               Ameren does not currently hold any direct or indirect interest in any "exempt wholesale generator" ("EWG") or exempt "foreign utility company" ("FUCO"), as those terms are defined in Sections 32 and 33 of the Act, respectively. However, Ameren states that it is exploring potential opportunities to acquire the securities of or other interest in one or more EWGs or FUCOs and therefore requests a further order of the Commission authorizing it to use the proceeds of financing (including guarantees) heretofore authorized under the Financing Order to make such acquisitions, subject to the limitations in the Financing Order and to the added limitation that the amount of proceeds of such financing (including guarantees) used to acquire any EWG or FUCO, when added to Ameren's "aggregate investment" (as defined in Rule 53(a)(1)) in EWGs or FUCOs at any time shall not exceed 50% of Ameren's "consolidated retained earnings" (also as defined in Rule 53(a)(1)). At September 30, 1998, Ameren states that its consolidated retained earnings were approximately $1.53 billion.

               Ameren is not requesting any other modification to the terms or limitations of the Financing Order. Ameren represents that no part of the proceeds of any financing by the Operating Companies will be used to finance any investment in an EWG or FUCO. Ameren further represents that it will not seek to recover through the rates of the Operating Companies any losses that it may sustain in respect of any investment in an EWG or FUCO.




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          <F2> Through the Operating Companies, Ameren indirectly holds 60%
          of the outstanding common stock of Electric Energy Incorporated, an electric utility generating subsidiary.
          <F3> See Ameren Corporation, et al., Holding Co. Act Rel. No.
          26841

               The proposed transactions, insofar as they relate to Ameren's issuance of securities (including guarantees) for the purpose of financing investments in an EWG or FUCO, are not subject to the jurisdiction of any state commission or of any federal commission other than the Commission.